UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 2, 2007

THE FIRST AMERICAN CORPORATION

(Exact Name of the Registrant as Specified in Charter)

California	001-13585	95-1068610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 First American Way, Santa Ana, California	92707-5913
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 800-3000

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In a press release issued on January 4, 2007, the Company announced that the special subcommittee of its Audit Committee completed its review of the Company’s historical stock option granting practices and related tax and accounting matters. In the course of its four-month review, the special subcommittee evaluated all option grants made under the Company’s 1996 Stock Option Plan, 1997 Directors’ Stock Plan and 2006 Incentive Compensation Plan. To assist it, the special subcommittee retained independent counsel, Irell & Manella LLP, which in turn retained forensic accountants. The special subcommittee reported that it received full cooperation from the Company’s management.

On November 2, 2006, the Company disclosed that the special subcommittee had reached a preliminary conclusion that actual measurement dates of certain stock option grants differed from the recorded dates of such grants and that the Company expected to record additional non-cash charges for stock-based compensation expense.

The special subcommittee has determined that the Company used incorrect measurement dates for financial reporting purposes with respect to a number of stock option grants made between 1996 and 2006 and improperly accounted for the mispriced options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees and Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. As a result, the cumulative impact to the Company’s financial results over this period totals approximately $35.7 million, the majority of which is non-cash in nature. The Company believes that the cumulative impact on the Company’s shareholders’ equity at December 31, 2005, is negligible. The special subcommittee determined that these errors were the result of date selection methods, internal control deficiencies and the misapplication of technical accounting provisions. The special subcommittee did not find that these errors were the result of fraud, self-interest on the part of management or members of the Board of Directors or intent to misstate the Company’s financial statements.

The Company believes that the impact of the above referenced errors is immaterial to all prior periods. However, the cumulative amount would be material to the current year if corrected in the current year and, therefore, the Company will restate its financial statements for the years 2001 through 2005, each quarter in 2005 and the first quarter of 2006. The effect of this restatement on the years 2001 through 2005 is approximately as follows:

Year	Additional After-Tax Expense	Diluted Earnings per Share as Reported	Diluted Earnings per Share as Restated	Percentage Change
	(in millions)
2001	$5.3	$2.27	$2.20	3%
2002	$4.5	$2.92	$2.86	2%
2003	$4.1	$5.22	$5.17	1%
2004	$3.3	$3.83	$3.79	1%
2005	$4.9	$4.97	$4.92	1%

The additional after-tax expense for the first quarter of 2006 is approximately $1.9 million. Diluted earnings per share as restated for that quarter is $0.69, resulting in a 3% change from previously reported diluted earnings per share of $0.71.

Given the immateriality of the additional expense to any prior period, the Company believes that its financial statements for prior periods continue to be reliable. The necessary restatements will be reflected in future filings. Because of the special subcommittee’s review, the Company did not file Form 10-Qs for the quarterly periods ended September 30 and June 30, 2006. The financial statements filed with those forms will include non-cash-based compensation expense and related tax effects with respect to applicable stock option grants. The Company expects to file these financial statements on or before January 8, 2007.

Though the vast majority of these grants were made to non-executive employees of the Company, executive officers of the Company who received mispriced options while executive officers will pay to the Company any benefit

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received from mispriced options that have already been exercised. Members of the Board of Directors also will pay to the Company any benefit received from mispriced options that have already been exercised. The Company will take measures to adjust the price on all mispriced options granted to executive officers and members of the Board of Directors that remain unexercised. In addition, the special subcommittee and management recommended that the Company take certain measures to improve its option granting practices, including related administrative processes and internal accounting controls, to bolster its corporate accounting, legal and compliance functions and to enhance its corporate governance. The Company’s Audit Committee and management are considering the impact of these recommendations on their assessment of internal controls. The Company also created an ad-hoc special committee on governance recommendations. The Company charged this committee, which is comprised solely of independent directors, with considering further enhancements to the Company’s corporate governance.

As might be expected from a public disclosure of an independent review of option granting practices, the Pacific Region of the Securities and Exchange Commission has contacted the Company to inquire informally as to the facts underlying the investigation. The Company and the special subcommittee are cooperating fully.

The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release.

Certain statements made in this Current Report on Form 8-K, including those relating to the impact on the Company’s financial results and the expected timing of the filing of outstanding quarterly reports, are forward looking. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include changes in applicable accounting or legal standards or additional guidance from applicable governmental or other authorities, or from the Company’s auditor or tax advisors, prior to the filing of the outstanding quarterly reports and other future reports. The forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE FIRST AMERICAN CORPORATION

Date: January 5, 2007	By:	/s/ Frank V. McMahon
	Name:	Frank V. McMahon
	Title:	Vice Chairman and Chief Financial Officer

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